UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 19, 2024

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition

On April 19, 2024, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three months ended March 31, 2024. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-U.S. GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-U.S. GAAP (generally accepted accounting principles in the United States or "U.S. GAAP") financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation from the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule, volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for credit losses (aside from those related to former Vision Bank loan relationships), (losses) gains on equity securities, net, and asset valuation adjustments, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-U.S. GAAP Financial Measures
Park's management uses certain non-U.S. GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income for the three months ended and at March 31, 2024, December 31, 2023, and March 31, 2023. For the purpose of calculating the annualized return on average tangible equity, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-U.S. GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating tangible book value per common share, a non-U.S. GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end. For the purpose of calculating pre-tax, pre-provision net income, a non-U.S. GAAP financial measure, income taxes and the provision for credit losses are added back to net income, in each case during the applicable period.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity from average shareholders' equity, average tangible assets from average assets, tangible equity from total shareholders' equity, tangible assets from total assets, and pre-tax, pre-provision net income from net income solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio, book value per common share and net income, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Financial Measures
Interest income, yields, and ratios on a FTE basis are considered non-U.S. GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Item 7.01 - Regulation FD Disclosure

Financial Results

Net income for the three months ended March 31, 2024 of $35.2 million represented an $1.5 million, or 4.4%, increase compared to $33.7 million for the three months ended March 31, 2023. Pre-tax, pre-provision net income for the three months ended March 31, 2024 of $44.6 million represented a $4.5 million, or 11.3%, increase compared to $40.1 million for the three months ended March 31, 2023.

Net income for each of the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, included several items of income and expense that impacted comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

The following discussion provides additional information regarding Park.

Park National Corporation (Park)

The following table reflects the net income for the first quarters (the three months ended March 31) of 2024 and 2023, and for the years ended December 31, 2023 and 2022.

(In thousands)	Q1 2024	Q1 2023	2023	2022
Net interest income	$95,623	$92,198	$373,113	$347,059
Provision for credit losses	2,180	183	2,904	4,557
Other income	26,200	24,387	92,634	135,935
Other expense	77,228	76,503	309,239	297,978
Income before income taxes	$42,415	$39,899	$153,604	$180,459
Income tax expense	7,211	6,166	26,870	32,108
Net income	$35,204	$33,733	$126,734	$148,351

Net interest income of $95.6 million for the three months ended March 31, 2024 represented a $3.4 million, or 3.7%, increase compared to $92.2 million for the three months ended March 31, 2023. The increase was a result of a $15.7 million increase in interest income, partially offset by a $12.3 million increase in interest expense.

The $15.7 million increase in interest income was due to a $19.6 million increase in interest income on loans partially offset by a $3.9 million decrease in investment income. The $19.6 million increase in interest income on loans was primarily the result of a $383.4 million (or 5.40%) increase in average loans, from $7.10 billion for the three months ended March 31, 2023 to $7.48 billion for the three months ended March 31, 2024, as well as an increase in the yield on loans, which increased 75 basis points to 5.99% for the three months ended March 31, 2024, compared to 5.24% for the three months ended March 31, 2023. The $3.9 million decrease in investment income was primarily the result of a decrease in average investments, including money market investments, from $2.17 billion for the three months ended March 31, 2023 to $1.57 billion for the three months ended March 31, 2024. The decrease in average investments was partially offset by an increase in the yield on investments, including money market investments, which increased 31 basis points to 4.06% for the three months ended March 31, 2024, compared to 3.75% for the three months ended March 31, 2023.

The $12.3 million increase in interest expense was due to a $11.6 million increase in interest expense on deposits, as well as a $0.7 million increase in interest expense on borrowings. The increase in interest expense on deposits was the result of a $167.4 million (or 3.06%) increase in average on-balance sheet interest bearing deposits from $5.48 billion for the three months ended March 31, 2023, to $5.64 billion for the three months ended March 31, 2024, as well as an increase in the cost of deposits of 79 basis points, from 1.15% for the three months ended March 31, 2023 to 1.94% for the three months ended March 31, 2024. The increase in on-balance sheet interest bearing deposits was due to an increase in brokered deposits, bid CD deposits, time deposits and transaction accounts, which was partially offset by decreases in savings accounts. During the three months ended March 31, 2024 and 2023, Park continued to participate in a program to transfer deposits off-balance sheet in order to manage growth of the balance sheet.

The provision for credit losses of $2.2 million for the three months ended March 31, 2024 represented an increase of $2.0 million, compared to $183,000 for the three months ended March 31, 2023. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional details regarding the level of the provision for credit losses recognized in each period presented.

The table below reflects Park's total other income for the three months ended March 31, 2024 and 2023.

(Dollars in thousands)	2024	2023	$ change	% change
Other income:
Income from fiduciary activities	$10,024	$8,615	$1,409	16.4%
Service charges on deposit accounts	2,106	2,241	(135)	(6.0)%
Other service income	2,524	2,697	(173)	(6.4)%
Debit card fee income	6,243	6,457	(214)	(3.3)%
Bank owned life insurance income	2,629	1,185	1,444	N.M.
ATM fees	496	533	(37)	(6.9)%
Gain (loss) on the sale of OREO, net	121	(9)	130	N.M.
Loss on sale of debt securities, net	(398)	—	(398)	N.M.
Loss on equity securities, net	(687)	(405)	(282)	N.M.
Other components of net periodic benefit income	2,204	1,893	311	16.4%
Miscellaneous	938	1,180	(242)	(20.5)%
Total other income	$26,200	$24,387	$1,813	7.4%

Other income of $26.2 million for the three months ended March 31, 2024 represented an increase of $1.8 million, or 7.4%, compared to $24.4 million for the three months ended March 31, 2023. The $1.4 million increase in income from fiduciary activity was largely due to an increase in the market value of assets under management. The $1.4 million increase in bank owned life insurance income was primarily related to death benefits received during the three months ended March 31, 2024. The change in loss on sale of debt securities, net was due to net losses on the sale of debt securities of $398,000 recorded during the three months ended March 31, 2024. No loss on sale of debt securities, net was recorded during the three months ended March 31, 2023. The $282,000 change in loss on equity securities, net, was due to fair value adjustments on equity securities. The $311,000 increase in other components of net periodic benefit income was largely due to an increase in the expected return on plan assets, and was partially offset by an increase in interest cost.

The table below reflects Park's total other expense for the three months ended March 31, 2024 and 2023.

(Dollars in thousands)	2024	2023	$ change	% change
Other expense:
Salaries	$35,733	$34,871	$862	2.5%
Employee benefits	11,560	10,816	744	6.9%
Occupancy expense	3,181	3,353	(172)	(5.1)%
Furniture and equipment expense	2,583	3,246	(663)	(20.4)%
Data processing fees	8,808	8,750	58	0.7%
Professional fees and services	6,817	7,221	(404)	(5.6)%
Marketing	1,741	1,319	422	32.0%
Insurance	1,718	1,814	(96)	(5.3)%
Communication	1,036	1,037	(1)	(0.1)%
State tax expense	1,110	1,278	(168)	(13.1)%
Amortization of intangible assets	320	327	(7)	(2.1)%
Miscellaneous	2,621	2,471	150	6.1%
Total other expense	$77,228	$76,503	$725	0.9%

Total other expense of $77.2 million for the three months ended March 31, 2024 represented an increase of $725,000, or 0.9%, compared to $76.5 million for the three months ended March 31, 2023. The increase in salaries expense was primarily related to increases in base salary expense, partially offset by decreases in share-based compensation expense, additional compensation expense and officer incentive compensation expense. The increase in employee benefits expense was primarily related to increases in group insurance expense and retirement benefit expense. The decrease in furniture and equipment expense was primarily due to decreases in depreciation expense and maintenance and repairs expense. The decrease in professional fees and services expense was primarily due to decreases in legal expenses and other fees expense, partially offset by increases in credit services expense.

The table below provides certain balance sheet information and financial ratios for Park as of or for the three months ended March 31, 2024 and 2023 and the year ended December 31, 2023.

(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	% change from 12/31/23	% change from 3/31/23
Loans	7,525,005	7,476,221	7,093,857	0.65%	6.08%
Allowance for credit losses	85,084	83,745	85,946	1.60%	(1.00)%
Net loans	7,439,921	7,392,476	7,007,911	0.64%	6.16%
Investment securities	1,339,747	1,429,144	1,800,410	(6.26)%	(25.59)%
Total assets	9,881,077	9,836,453	9,856,981	0.45%	0.24%
Total deposits	8,306,032	8,042,566	8,294,444	3.28%	0.14%
Average assets (1)	9,863,378	9,957,554	10,058,880	(0.95)%	(1.94)%
Efficiency ratio (2)	63.07%	65.87%	65.10%	(4.25)%	(3.12)%
Return on average assets (3)	1.44%	1.27%	1.36%	13.39%	5.88%
(1) Average assets for the three months ended March 31, 2024 and 2023 and for the year ended December 31, 2023.
(2) Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $616,000 and $926,000 for the three months ended March 31, 2024 and 2023 and $3.7 million for the year ended December 31, 2023.
(3) Annualized for the three months ended March 31, 2024 and 2023.

Loans

Loans outstanding at March 31, 2024 were $7.53 billion, compared to (i) $7.48 billion at December 31, 2023, an increase of $48.8 million, and (ii) $7.09 billion at March 31, 2023, an increase of $431.1 million. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	$ change from 12/31/23	% change from 12/31/23	$ change from 3/31/23	% change from 3/31/23
Home equity	$177,094	$174,621	$164,736	$2,473	1.4%	$12,358	7.5%
Installment	1,947,215	1,950,304	1,914,921	(3,089)	(0.2)%	32,294	1.7%
Real estate	1,359,193	1,340,169	1,210,045	19,024	1.4%	149,148	12.3%
Commercial	4,038,327	4,007,941	3,803,948	30,386	0.8%	234,379	6.2%
Other	3,176	3,186	207	(10)	(0.3)%	2,969	N.M.
Total loans	$7,525,005	$7,476,221	$7,093,857	$48,784	0.7%	$431,148	6.1%

Park's allowance for credit losses was $85.1 million at March 31, 2024, compared to $83.7 million at December 31, 2023, an increase of $1.3 million, or 1.6%. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional information regarding Park's loan portfolio and the level of provision for credit losses recognized in each period presented.

Deposits

Total deposits at March 31, 2024 were $8.31 billion, compared to (i) $8.04 billion at December 31, 2023, an increase of $263.5 million and (ii) $8.29 billion at March 31, 2023, an increase of $11.6 million. During the three months ended March 31, 2024 and 2023 and the year ended December 31, 2023, Park participated in a program to transfer deposits off-balance sheet in order to manage growth of the balance sheet, as deposits increased significantly throughout the COVID-19 pandemic. At March 31, 2024, December 31, 2023 and March 31, 2023, Park had $2.3 million, $1.2 million and $164.6 million, respectively, in deposits which were off-balance sheet. Total deposits would have increased $264.6 million, or 3.3%, compared to December 31, 2023 and would have decreased $150.7 million, or 1.8%, had the $2.3 million, $1.2 million and $164.6 million in deposits remained on the balance sheet at the respective dates.

(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	$ change from 12/31/23	% change from 12/31/23	$ change from 3/31/23	% change from 3/31/23
Non-interest bearing deposits	$2,587,152	$2,628,234	$2,922,242	$(41,082)	(1.6)%	$(335,090)	(11.5)%
Transaction accounts	2,270,677	2,064,512	2,170,814	206,165	10.0%	99,863	4.6%
Savings	2,604,012	2,543,220	2,669,537	60,792	2.4%	(65,525)	(2.5)%
Certificates of deposit	663,859	641,615	531,851	22,244	3.5%	132,008	24.8%
Brokered and bid cd deposits	180,332	164,985	—	15,347	9.3%	180,332	N.M.
Total deposits	$8,306,032	$8,042,566	$8,294,444	$263,466	3.3%	$11,588	0.1%
Off balance sheet deposits	2,279	1,185	164,600	1,094	92.3%	(162,321)	(98.6)%
Total deposits including off balance sheet deposits	$8,308,311	$8,043,751	$8,459,044	$264,560	3.3%	$(150,733)	(1.8)%

Park's deposits grew during the COVID pandemic and have declined toward pre-pandemic levels throughout 2022 and 2023. As previously noted, in order to manage the impact of this growth on its balance sheet, Park has utilized a program where certain deposit balances are transferred off balance sheet while maintaining the customer relationship. Park is able to increase or decrease the amount of deposit balances transferred off balance sheet based on its balance sheet management strategies and liquidity needs. The balance of deposits transferred off balance sheet has declined as deposit balances have declined toward pre-pandemic levels.

The table below breaks out the change in deposit balances, by deposit type, for Park.

(Dollars in thousands)	March 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Retail deposits	$4,027,777	$4,080,372	$4,388,394	$4,416,228	$4,025,852	$3,748,039
Commercial deposits	4,097,923	3,797,209	3,846,321	3,488,300	3,535,578	3,233,269
Brokered and bid CD deposits	180,332	164,985	—	—	10,928	71,304
Total deposits	$8,306,032	$8,042,566	$8,234,715	$7,904,528	$7,572,358	$7,052,612
Off balance sheet deposits	2,279	1,185	195,937	983,053	710,101	—
Total deposits including off balance sheet deposits	$8,308,311	$8,043,751	$8,430,652	$8,887,581	$8,282,459	$7,052,612
$ change from prior period end	$264,560	$(386,901)	$(456,929)	$605,122	$1,229,847
% change from prior period end	3.3%	(4.6)%	(5.1)%	7.3%	17.4%

During the three months ended March 31, 2024, total deposits including off balance sheet deposits increased by $264.6 million, or 3.3%. This increase consisted of a $300.7 million increase in total commercial deposits, a $15.3 million increase in brokered and bid CD deposits and a $1.1 million increase in off balance sheet deposits, partially offset by a $52.6 million decrease in total retail deposits. The majority of off balance sheet deposits are commercial and thus impact the increase in commercial deposits as the deposits are moved back onto the balance sheet.

The table below breaks out the change in deposit balance, by deposit type, for March 31, 2024 compared to March 31, 2023.

(Dollars in thousands)	March 31, 2024	March 31, 2023	$ change from 3/31/23	% change from 3/31/23
Retail deposits	$4,027,777	$4,263,947	$(236,170)	(5.5)%
Commercial deposits	4,097,923	4,030,497	67,426	1.7%
Brokered and bid CD deposits	180,332	—	180,332	N.M.
Total deposits	$8,306,032	$8,294,444	$11,588	0.1%
Off balance sheet deposits	2,279	164,600	(162,321)	(98.6)%
Total deposits including off balance sheet deposits	$8,308,311	$8,459,044	$(150,733)	(1.8)%

At March 31, 2024, total deposits including off balance sheet deposits decreased by $150.7 million, or 1.8%, to $8.31 billion compared to $8.46 billion at March 31, 2023. This decrease consisted of a $236.2 million decrease in total retail deposits and a $162.3 million decrease in off balance sheet deposits, partially offset by a $180.3 million increase in brokered and bid CD deposits and a $67.4 million increase in total commercial deposits. The majority of off balance sheet deposits are commercial and thus impact the increase in commercial deposits as the deposits are moved back onto the balance sheet.

Included in the total commercial deposits and off balance sheet deposits shown in the previous tables are public fund deposits. These balances fluctuate based on seasonality and the cycle of collection and remittance of tax funds. The following table details the change in public fund deposits.

(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Total public fund deposits	$1,603,490	$1,213,418	$1,518,319	$1,335,400	$1,548,217	$1,406,101	$1,293,090
$ change from prior period end	$390,072	$(304,901)	$182,919	$(212,817)	$142,116	$113,011
% change from prior period end	32.1%	(20.1)%	13.7%	(13.7)%	10.1%	8.7%

As of March 31, 2024, Park had approximately $1.4 billion of uninsured deposits, which was 16.8% of total deposits. Uninsured deposits of $1.4 billion included $410.0 million of deposits that were over $250,000 but were fully collateralized by Park's investment securities portfolio.

Credit Metrics and Provision for Credit Losses

Park reported a provision for credit losses for the three months ended March 31, 2024 of $2.2 million, compared to $183,000 for the three months ended March 31, 2023. Net charge-offs were $841,000, or 0.05% annualized, of total average loans, for the three months ended March 31, 2024, compared to net recoveries of $1,000, or 0.00% annualized, of total average loans, for the three months ended March 31, 2023.

The table below provides additional information related to Park's allowance for credit losses as of March 31, 2024, December 31, 2023 and March 31, 2023.

(Dollars in thousands)	3/31/2024	12/31/2023	3/31/2023
Total allowance for credit losses	$85,084	$83,745	$85,946
Allowance on accruing purchased credit deteriorated ("PCD") loans	—	—	—
Specific reserves on individually evaluated loans	5,032	4,983	4,318
General reserves on collectively evaluated loans	$80,052	$78,762	$81,628

Total loans	$7,525,005	$7,476,221	$7,093,857
Accruing PCD loans	2,454	2,835	4,555
Individually evaluated loans	54,742	45,215	59,384
Collectively evaluated loans	$7,467,809	$7,428,171	$7,029,918

Total allowance for credit losses as a % of total loans	1.13%	1.12%	1.21%

General reserve as a % of collectively evaluated loans	1.07%	1.06%	1.16%

The total allowance for credit losses of $85.1 million at March 31, 2024 represented a $1.3 million, or 1.6%, increase compared to $83.7 million at December 31, 2023. The increase was due to a $1.3 million increase in general reserves and a $49,000 increase in specific reserves.

As part of its quarterly allowance process, Park evaluates certain industries which are more likely to be under economic stress in the current environment. The office sector continues to face challenges as it adjusts to the new normal of work from home brought on by the pandemic. Nationally, office properties in downtown and urban business districts are seeing the most stress. As of March 31, 2024, Park had $224.2 million of loans which were fully or partially secured by non-owner-occupied office space, $222.6 million of which were accruing. This portfolio is not currently exhibiting signs of stress, but Park continues to monitor this portfolio, and others, for signs of deterioration.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ materially include, without limitation:

◦Park's ability to execute our business plan successfully and within the expected timeframe as well as our ability to manage strategic initiatives;
◦current and future economic and financial market conditions, either nationally or in the states in which Park and our subsidiaries do business, that may reflect deterioration in business and economic conditions, including the effects of higher unemployment rates or labor shortages, the impact of persistent inflation, the impact of continued elevated interest rates, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the impact of the Russia-Ukraine conflict and associated sanctions and export controls as well as the Israel-Hamas conflict), and any slowdown in global economic growth, any of which may result in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans;
◦factors that can impact the performance of our loan portfolio, including changes in real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance;
◦the effect of monetary and other fiscal policies (including the impact of money supply, ongoing increasing market interest rate policies and policies impacting inflation, of the Federal Reserve Board, the U.S. Treasury and other governmental agencies) as well as disruption in the liquidity and functioning of U.S. financial markets, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, deposits and other financial instruments, in addition to the loan demand and the performance of our loan portfolio, and the interest rate sensitivity of our consolidated balance sheet as well as reduce net interest margins;
◦changes in the federal, state, or local tax laws may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio and otherwise negatively impact our financial performance;
◦the impact of the changes in federal, state and local governmental policy, including the regulatory landscape, capital markets, elevated government debt, potential changes in tax legislation that may increase tax rates, government shutdown, infrastructure spending and social programs;
◦changes in laws or requirements imposed by Park's regulators impacting Park's capital actions, including dividend payments and stock repurchases;
◦changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behaviors, changes in business and economic conditions, legislative and regulatory initiatives, or other factors may be different than anticipated;
◦changes in customers', suppliers', and other counterparties' performance and creditworthiness, and Park's expectations regarding future credit losses and our allowance for credit losses, may be different than anticipated due to the continuing impact of and the various responses to inflationary pressures and continued elevated interest rates;
◦Park may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
◦the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
◦the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational (including those which may result from our associates working remotely), asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with Park's business;
◦competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Park's ability to attract, develop and retain qualified banking professionals;
◦uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank and bank holding company capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry;
◦Park's ability to meet heightened supervisory requirements and expectations;
◦the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, may adversely affect Park's reported financial condition or results of operations;
◦Park's assumptions and estimates used in applying critical accounting policies and modeling which may prove unreliable, inaccurate or not predictive of actual results;
◦the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions;

◦Park's ability to anticipate and respond to technological changes and Park's reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Park's primary core banking system provider, which can impact Park's ability to respond to customer needs and meet competitive demands;
◦operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent;
◦Park's ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Park's third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Park and/or result in Park incurring a financial loss;
◦a failure in or breach of Park's operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;
◦the impact on Park's business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of the adequacy of Park's intellectual property protection in general;
◦the existence or exacerbation of general geopolitical instability and uncertainty as well as the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, closing of border crossings and changes in the relationship of the U.S. and its global trading partners);
◦the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the growth rates and financial stability of certain sovereign governments, supranationals and financial institutions in Europe and Asia and the risk they may face difficulties servicing their sovereign debt;
◦the effect of a fall in stock market prices on Park's asset and wealth management businesses;
◦our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims, the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries, and liabilities and business restrictions resulting from litigation and regulatory investigations;
◦continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
◦the impact on Park's business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties;
◦the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, regional or national protests and civil unrest (including any resulting branch closures or damages), military or terrorist activities or international hostilities (especially in light of the Russia-Ukraine conflict and the Israel-Hamas conflict) on the economy and financial markets generally and on us or our counterparties specifically;
◦the potential further deterioration of the U.S. economy due to financial, political, or other shocks;
◦the effect of healthcare laws in the U.S. and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results;
◦the impact of larger or similar-sized financial institutions encountering problems which may adversely affect the banking industry and/or Park's business generation and retention, funding and liquidity, including potential increased regulatory requirements and increased reputational risk and potential impacts to macroeconomic conditions;
◦Park's continued ability to grow deposits or maintain adequate deposit levels due to changing customer behaviors;
◦unexpected outflows of deposits which may require Park to sell assets at a loss; and
•other risk factors included in the current and periodic reports filed by Park with the SEC from time to time.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on April 19, 2024, the Park Board declared a $1.06 per common share quarterly cash dividend in respect of Park's common shares. The cash dividend is payable on June 10, 2024 to common shareholders of record as of the close of business on May 17, 2024. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the quarterly cash dividend by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on April 19, 2024 addressing financial results for the three months ended March 31, 2024 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: April 19, 2024	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer